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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                       SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 1-9031

                           SUNBELT NURSERY GROUP, INC.

             (Exact name of registrant as specified in its charter)

                             32382 Del Obispo Street
                      San Juan Capistrano, California 92675
                              Phone: (714) 248-3811
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
            (Title of each class of securities covered by this Form)

                                      None
     (Titles of all classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place and X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)       [X]      Rule 12h-3(b)(1)(ii)    [ ]
           Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(2)(i)     [ ]
           Rule 12g-4(a)(2)(i)       [ ]      Rule 12h-3(b)(2)(ii)    [ ]
           Rule 12g-4(a)(2)(ii)      [ ]      Rule 15d-6              [ ]
           Rule 12(h)-3(b)(1)(i)     [ ]

        Approximate number of holders of record as of the certification or notice date: 240

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                              SUNBELT NURSERY GROUP, INC.



                              By: /s/ TIMOTHY R. DUOOS
                                 -----------------------------------------
                                  Timothy R. Duoos
                                  Chairman of the Board
                                  President and Chief Executive Officer

                              Date:  April 30, 1998